Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                         INTERNATIONAL TRAVEL CD'S, INC.
                   INTERNATIONAL TRAVEL CD'S ACQUISITION CORP.
                          STELLAR VENTURE PARTNERS, LLC
                                       AND
                               MAS SERVICES, INC.
                             Dated December 16, 2003

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                                TABLE OF CONTENTS

ARTICLE I:  The MERGER.........................................................1
   1.1      The Merger.........................................................1
   1.2      Conversion of Member Shares........................................2
   1.3      Dissenters' Rights.................................................4
   1.4      Subsequent Actions.................................................4

ARTICLE II:  THE CLOSING.......................................................5
   2.1      Closing Date.......................................................5
   2.2      Closing Transactions...............................................5

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                PRINCIPAL INTEREST HOLDER......................................7
   3.1      Organization and Qualification.....................................7
   3.2      Authorization; Validity and Effect of Agreement....................7
   3.3      Company Subsidiaries...............................................7
   3.4      No Conflict; Required Filings and Consents.........................8
   3.5      Capitalization.....................................................8
   3.6      Financial Statements...............................................9
   3.7      Properties and Assets..............................................9
   3.8      Intellectual Property.............................................10
   3.9      No Undisclosed Liabilities........................................11
   3.10     Related Party Transactions........................................11
   3.11     Litigation........................................................12
   3.12     Taxes.............................................................12
   3.13     Insurance.........................................................12
   3.14     Compliance........................................................13
   3.15     Contracts.........................................................13
   3.16     Labor Relations...................................................13
   3.17     Environmental Matters.............................................14
   3.18     Absence of Certain Changes or Events..............................14
   3.19     Investment Intent.................................................15
   3.20     Brokers and Finders Fees..........................................15

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........15
   4.1      Organization and Qualification....................................15
   4.2      Authorization; Validity and Effect of Agreement...................16
   4.3      No Conflict; Required Filings and Consents........................16
   4.4      Capitalization....................................................16
   4.5      SEC Reports and Financial Statements..............................17
   4.6      Properties and Assets.............................................17
   4.7      Intellectual Property.............................................18
   4.8      Litigation........................................................18
   4.9      Taxes.............................................................18
   4.9      Insurance.........................................................18
   4.10     Compliance........................................................18
   4.11     Environmental Matters.............................................19
   4.12     Absence of Certain Changes........................................19
   4.13     Brokers and Finders...............................................20

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ARTICLE V:  CERTAIN COVENANTS.................................................20
   5.1      Conduct of Business by the Company and its Subsidiaries...........20
   5.2      Access to Information.............................................21
   5.3      Confidentiality; No Solicitation..................................22
   5.4      Best Efforts; Consents............................................22
   5.5      Further Assurances................................................23
   5.6      Public Announcements..............................................23
   5.7      Notification of Certain Matters...................................23
   5.8      Financial Statements..............................................24
   5.9      Prohibition on Trading in Parent Securities.......................24
   5.10     Board of Directors................................................24
   5.11     Parent Post-Closing Conditions....................................24
   5.12     Advisory Fee......................................................25
   5.13     Investment Letters................................................25
   5.14     Transactions in Certain Parent Shares.............................25
   5.15     Schedules.........................................................25

ARTICLE VI:  CONDITIONS TO CONSUMMATION OF THE MERGER.........................26
   6.1      Conditions to Obligations of the Company and the Principal
              Interest Holder.................................................26
   6.2      Conditions to Obligations of Parent and Merger Sub................26
   6.3      Other Conditions to Obligations of the Company, the Principal
              Interest Holder, Parent and Merger Sub..........................27

ARTICLE VII:  INDEMNIFICATION.................................................27
   7.1      Indemnification by the Company....................................27
   7.2      Indemnification Procedures for Third-Party Claim..................28
   7.3      Indemnification Procedures for Non-Third Party Claims.............29
   7.4      Limitations on Indemnification....................................29
   7.5      Exclusive Remedy..................................................30

ARTICLE VIII:  TERMINATION....................................................30
   8.1      Termination.......................................................30
   8.2      Procedure and Effect of Termination...............................31


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ARTICLE IX:  MISCELLANEOUS....................................................31
   9.1      Entire Agreement..................................................31
   9.2      Amendment and Modifications.......................................31
   9.3      Extensions and Waivers............................................32
   9.4      Successors and Assigns............................................32
   9.5      Survival of Representations, Warranties and Covenants.............32
   9.6      Headings; Definitions.............................................32
   9.7      Severability......................................................33
   9.8      Specific Performance..............................................33
   9.9      Notices...........................................................33
   9.10     Governing Law.....................................................34
   9.11     Arbitration.......................................................34
   9.12     Counterparts......................................................34
   9.13     Certain Definitions...............................................34


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                                    EXHIBITS

Exhibit 5.12     Form of Advisory Agreement

Exhibit 5.13     Form of Investment Letter


                                       iv
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                                    SCHEDULES

Schedule 3.5(a)   Members and Member Shares

Schedule 3.5(b)   Subsidiaries and Capitalization

Schedule 3.6      Financial Statements

Schedule 3.7      Real Property

Schedule 3.8      Exceptions to Ownership of Intellectual Property

Schedule 3.9      Undisclosed Liabilities

Schedule 3.11     Litigation

Schedule 3.13     Insurance

Schedule 3.14     Exceptions to Compliance With Governmental Authorities

Schedule 3.15     Material Contracts

Schedule 3.16     Labor Relations

Schedule 3.18     Certain Changes or Events

Schedule 5.1      Exceptions to Conduct of Business in Ordinary Course


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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into this 16th day of December, 2003, by and among INTERNATIONAL TRAVEL CD'S, INC. a Colorado corporation ("Parent"), INTERNATIONAL TRAVEL CD'S ACQUISITION CORP., a Delaware corporation ("Merger Sub"), STELLAR VENTURE PARTNERS, LLC, a Georgia limited liability company ("Company"), and MAS SERVICES, INC., a Florida corporation (the "Principal Interest Holder").

                                    Recitals

      WHEREAS, the Boards of Directors of Parent and Merger Sub, and the Members of the Company, have approved, and deem it advisable and in the best interests of their respective companies and stockholders or interest holders, if applicable and as the case may be, to consummate a merger of Merger Sub with and into the Company (the "Merger"), with Merger Sub as the surviving corporation in the Merger upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, pursuant to the terms of this Agreement, upon consummation of the Merger, each issued and outstanding limited liability company membership interest in the Company (individually, a "Member Share," and collectively, the "Member Shares"), shall represent the right to receive approximately One Million Three Hundred Seventy-One Thousand Four Hundred Twenty Nine (1,371,429) shares of common stock, no par value per share, of Parent ("Common Stock"), subject to adjustment as provided herein; and

      WHEREAS, immediately upon the consummation of the Merger, the holders of the Member Shares shall collectively own, on a fully diluted basis, approximately seventy-five percent (75%) of the then issued and outstanding shares of Common Stock.

      NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger.

            (a) The Merger. At the Effective Time (as defined in Section 1.1(b)), the Merger shall be effected and Merger Sub shall be merged with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law ("DGCL") and the Georgia Limited Liability Company Act ("GLLCA"), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

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            (b) Effective Time. On the Closing Date (as defined in Section 2.1), the parties shall file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware and articles of merger ("Articles of Merger") with the Secretary of State of the State of Georgia, and make all other filings or recordings required by the DGCL and the GLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger and Articles of Merger are duly filed with the Secretary of State of the State Delaware and Georgia, respectively, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger and Articles of Merger (the time the Merger becomes effective being the "Effective Time").

            (c) Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL and the GLLCA. Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises shall be vested in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            (d) Articles of Organization and Operating Agreement.

                  (i) The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

                  (ii) The Operating Agreement of the Company, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

            (e) Manager. The Manager of the Company immediately prior to the Effective Time shall be the Manager of the Surviving Corporation, and shall hold office in accordance with the Articles of Organization and Operating Agreement of the Surviving Corporation until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be.

      1.2 Conversion of Member Shares.

            (a) Conversion of Member Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Interest Holders:

                  (i) Purchaser Common Stock. Each issued and outstanding share of common stock, $.01 per share, of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable membership interest in the Surviving Company;

                  (ii)  Cancellation  of Treasury  Securities  and  Parent-Owned
Securities. All Member Shares that are owned by the Company as treasury securities, all Member Shares owned by any subsidiary of the Company, and any Member Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and


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

                  (iii) Conversion of Member Shares. Each of the Member Shares shall be converted into the right to receive approximately One Million Three Hundred Seventy-One Thousand Four Hundred Twenty Nine (1,371,429) newly issued shares of common stock, no par value per share, of Parent ("Parent Shares"), subject to adjustment as necessary to ensure that the Seventy-Two Million (72,000,000) Parent Shares to be issued hereunder are allocated equally among all Member Shares issued and outstanding on the Closing Date. All such Member Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or agreement representing any such Member Share shall cease to have any rights with respect thereto, except the right to receive the Parent Shares therefor upon the surrender of such certificate in accordance with
Section 1.2(b) hereof, without interest or dividends.

            (b) Exchange of Certificates or Agreements. Each Interest Holder shall deliver to Merger Sub any certificate or agreement evidencing a Member Share and receive in exchange therefore the Parent Shares to be received in connection with the Merger as provided in Section 1.2(a)(iii). If, after the Effective Time, certificates or agreements for the Member Shares that were outstanding immediately prior to the Effective Time shall be delivered to the Company, such Member Shares shall be exchanged for the Parent Shares to be received in connection with the Merger as provided in Section 1.2(a)(iii).

            (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate or agreement with respect to the Member Shares represented thereby, and no cash payment in lieu of fractional Member Shares shall be paid to any such holder.

            (d) No Further Ownership Rights in Member Shares. From and after the Effective Time, the holders of certificates or agreements evidencing ownership of Member Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Member Shares, except as otherwise provided for herein or by applicable law.

            (e) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates or agreements representing Member Shares, no dividend or distribution of Parent shall relate to such fractional interests and such fractional interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each Interest Holder who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all certificates and agreements delivered by such Interest Holder) shall receive that number of Parent Shares that such holder would have received if such fractional Parent Share was rounded up to the nearest whole number.

            (f) Lost, Stolen or Destroyed Certificates or Agreements. In the event any certificate(s) or agreements shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate(s) or agreements to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such certificate or agreement, the Parent will issue in exchange for such lost, stolen or destroyed certificate or agreement the Parent Shares to which such Person is entitled pursuant to this Agreement.


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            (g) Transfer  Books.  The Member Share transfer books of the Company shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of Member Shares on the records of the Company. If, after the Effective Time, certificates or agreements are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

      1.3 Dissenters' Rights.

            Notwithstanding any provision of this Agreement to the contrary, any Member Shares that are issued and outstanding immediately prior to the Effective Time and that are held by an Interest Holder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such Member Shares in accordance with Article 10 of the Georgia Limited Liability Company Act, if such Article 10 provides for appraisal rights for such Member Shares in the Merger (the "Dissenting Member Shares"), shall not be converted into the right to receive Parent Shares unless and until such Interest Holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Article 10 of the GLLCA. If, after the Effective Time, any such Interest Holder fails to perfect or effectively withdraws or loses its right to appraisal, such Dissenting Member Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Parent Shares to which such Interest Holder is entitled, without interest or dividends thereon. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for Member Shares received by the Company and (ii) the opportunity to participate in an direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Any amounts paid to holders of Dissenting Member Shares in an appraisal proceeding shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Parent or Merger Sub. Each Dissenting Member Share, if any, shall be canceled after payment in respect thereof has been made to the holder thereof pursuant to Article 10 of the GLLCA. At the Effective Time, any holder of Dissenting Member Shares shall cease to have any rights with respect thereto except the rights provided by Article 10 of the GLLCA or as otherwise provided in this Section 1.3.

      1.4 Subsequent Actions.

            If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Manager of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.


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

                                   ARTICLE II

                                   THE CLOSING

      2.1 Closing Date.

            Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Spector Gadon & Rosen, P.C. at 10:00 a.m., local time on (a) the later of: (i) the first Business Day following the day upon which all appropriate Parent and Merger Sub corporate action and Company company action has been taken in accordance with Article IV of this Agreement;
(ii) the day on which the last of the conditions precedent set forth in Article V of this Agreement is fulfilled or waived; or (iii) ten (10) days after the distribution of the Information Statement (as defined in Section 5.10 below) to the holders of Parent Common Stock, if necessary; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than January 12, 2004, unless such date is extended by the requirements of law or the mutual agreement of the parties.

      2.2 Closing Transactions.

            At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

            (a) The Company shall deliver or cause to be delivered to Parent and Merger Sub the following documents and/or shall take the following actions:

                  (i) Certificates or agreements evidencing all of the Member Shares;

                  (ii) Any outstanding agreements between the Sellers and Stellar relating to the Member Shares;

                  (iii) The certificate described in Section 6.2(c);

                  (iv) An incumbency certificate signed by the Manager of Stellar dated at or about the Closing Date;

                  (v) A certificate of good standing from the Secretary of State of the State of Georgia, dated at or about the Closing Date, to the effect that Stellar is in good standing under the laws of the State of Georgia;


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

                  (vi) Articles of Organization of Stellar certified by the Secretary of State of the State of Georgia at or about the Closing Date and the Operating Agreement of Stellar certified by the Manager of Stellar at or about the Closing Date;

                  (vii) Member resolutions of Stellar dated at or about the Closing Date authorizing the Acquisition, certified by the Manager of Stellar; and

                  (viii) The investment letters described in Section 5.13.

            (b) Parent and Merger Sub shall deliver or cause to be delivered to the Company the following documents and shall take the following actions:

                  (i)   Certificates   or  agreements   evidencing  all  of  the
Securities;

                  (ii) The certificates described in Section 6.1(c);

                  (iii) An incumbency certificate signed by all of the executive officers of Parent dated at or about the Closing Date;

                  (iv) An incumbency certificate signed by all of the executive officers of Merger Sub dated at or about the Closing Date;

                  (v) A certificate of good standing from the Secretary of State of the State of Colorado, dated at or about the Closing Date, to the effect that Parent is in good standing under the laws of said state;

                  (vi) A certificate of good standing from the Secretary of State of the State of Colorado, dated at or about the Closing Date, to the effect that Merger Sub is in good standing under the laws of said state;

                  (vii) Articles of Incorporation of Parent certified by the Secretary of State of the State of Delaware at or about the Closing Date and the Bylaws of Parent certified by the Secretary of Parent at or about the Closing Date;

                  (viii) Certificate of Incorporation of Merger Sub certified by the Secretary of State of the State of Colorado at or about the Closing Date and the Bylaws of Merger Sub certified by the Secretary of Merger Sub at or about the Closing Date;

                  (ix) Board resolutions of Parent dated at or about the Closing Date authorizing the Acquisition, certified by the Secretary of Parent; and

                  (x) Board resolutions of Merger Sub dated at or about the Closing Date authorizing the Acquisition, certified by the Secretary of Merger Sub.

            (c) Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.


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

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND THE PRINCIPAL INTEREST HOLDER

            The Company and the Principal Interest Holder hereby make the following representations and warranties to Parent:

      3.1 Organization and Qualification.

            The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the limited liability company power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Company is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously furnished to Parent true, correct and complete copies of the Certificate of Formation and Operating Agreement of the Company, as amended the date.

      3.2 Authorization; Validity and Effect of Agreement.

            The Company has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Merger have been duly authorized by its Members and all other necessary company action on the part of the Company and no other company proceedings on the part of the Company are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      3.3 Company Subsidiaries.

            The   Company   has   the   following    three   (3)    subsidiaries
("Subsidiaries"): (i) Stellar Business Builders, LLC, a Florida limited liability company and wholly-owned subsidiary of the Company ("SBB"); (ii) Stellar Internet Monitoring, LLC, a Florida limited liability company and wholly-owned subsidiary of SBB ("SIM"); and (iii) KidWeb, LLC, a Florida limited liability company and wholly-owned subsidiary of SBB ("KidWeb"). The Company also owns a ten percent (10%) minority interest in Synergy Networks, Inc., a Florida corporation. The Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the limited liability company power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Subsidiaries are duly qualified as foreign companies or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously furnished to Parent true, correct and complete copies of the Certificate of Formation and Operating Agreement of each of the Subsidiaries, as amended the date.


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

      3.4 No Conflict; Required Filings and Consents.

            Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Merger, shall: (i) conflict with the Company's Certificate of Formation or Operating Agreement; (ii) conflict with any Subsidiary's Certificate of Formation or Operating Agreement, or Certificate of Incorporation or Bylaws, as the case may be; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or its Subsidiaries under, or result in the creation or imposition of any Liens upon any properties, assets or business of the Company or its Subsidiaries under, any Material Contract or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) & (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

      3.5 Capitalization.

            (a) Attached hereto as Schedule 3.5(a) is a complete and accurate list of the Members of the Company and the number and class of issued and outstanding Member Shares owned by each of them on the date of this Agreement. The Member Shares represent all of the outstanding equity interests in the Company, and all of the Member Shares have been validly issued and are fully paid and nonassessable. Except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Member Shares. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Member Shares, and there is no indebtedness of the Company having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Member Shares. The Company has no Member Shares reserved for issuance and no obligation to admit any other person as a Member.

            (b) Attached hereto as Schedule 3.5(b) is a complete and accurate list authorized and outstanding equity interests of the Subsidiaries. All equity interests of the Subsidiaries outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

      3.6 Financial Statements.

            The Company has previously furnished to Parent true and complete copies of: (i) the Company's (w) unaudited balance sheet at December 8, 2003 and December 31, 2002, (x) audited balance sheets at December 31, 2001 and 2000, (y) audited statements of operations and changes in net assets for the period commencing on the Company's inception on March 6, 2000 and ending on December 31, 2000, and for the fiscal year ended December 31, 2001, and (z) unaudited statements of operations and members' capital the fiscal year ended December 31, 2002 and for the period commencing on January 1, 2003 and ending on December 8, 2003, (ii) SBB's (x) unaudited balance sheet at December 8, 2003 and December 31, 2002 and 2001, and (y) unaudited statements of operations and members' capital for the period commencing on SBB's inception on January 1, 2001 and ending on December 31, 2001, for the fiscal year ended December 31, 2002, and for the period commencing on January 1, 2003 and ending on December 8, 2003,
(iii) SIM's (x) unaudited balance sheet at December 8, 2003 and December 31, 2002 and 2001, and (y) unaudited statements of operations and members' capital for the period commencing on SIM's inception on May 15, 2001, and ending on December 31, 2001, for the fiscal year ended December 31, 2002, and for the period commencing on January 1, 2003 and ending on December 8, 2003, and (iv) KidWeb's (x) unaudited balance sheet at December 8, 2003, and December 31, 2002 and 2001, and (y) unaudited statements of operations and members' capital for the period commencing on KidWeb's inception on June 1, 2001, and ending on December 31, 2001, for the fiscal year ended December 31, 2002, and for the period commencing on January 1, 2003 and ending on December 8, 2003 (all of such financial statements of the Company and the Subsidiaries collectively, the "Financial Statements"). Except as set forth on Schedule 3.6, the Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of the Company at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Financial Statements have been prepared from and in accordance with the books and records of the Company and its Subsidiaries, as applicable.

      3.7 Properties and Assets.

            The Company and its Subsidiaries have good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements (the "Assets"), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All Assets of the Company and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. The Company and its Subsidiaries have delivered to Parent or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the businesses of the Company and the Subsidiaries to which the Company or the Subsidiaries is a party (collectively, the "Real Property"), all of which are identified on
Schedule 3.7. There are no pending or, to the Company's or any of the Subsidiaries' knowledge, threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by the Company or its Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of the Company or its Subsidiaries, or by third parties.

      3.8 Intellectual Property.

            (a) Except as disclosed in Schedule 3.8, (i) the Company and its Subsidiaries are the owners of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or have sufficient rights to use such Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Intellectual Property by the Company or its Subsidiaries, and (iii) to the extent that the Intellectual Property owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of the Company or any of its Subsidiaries.

            (b) The Company's and Subsidiaries' rights to the Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of the Company and its Subsidiaries do not infringe upon intellectual property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair the Company's rights to conduct its business or the business of its Subsidiaries after the Effective Time as it relates to the Intellectual Property.

            (c) The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Intellectual Property and, were applicable, to preserve the confidentiality of the Intellectual Property.

            (d) Neither the Company nor any of its Subsidiaries has received any notice of claim that any of such Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

            (e) Neither the Company nor any of the Subsidiaries has given any notice of infringement to any third party with respect to any of the Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

            (f) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger will not: (i) constitute a breach by the Company or the Subsidiaries of any instrument or agreement governing any Intellectual Property owned by or licensed to the Company or any of the Subsidiaries, (ii) pursuant to the terms of any license or agreement relating to any Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof, or (v) impair the right of the Company, the Subsidiaries, the Surviving Corporation or Parent to make, have made, offer for sale, use, sell, export or license any Intellectual Property or portion thereof pursuant to the terms thereof.

      3.9 No Undisclosed Liabilities.

            Except as disclosed in the Financial Statements or Schedule 3.9, the Company has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

      3.10 Related Party Transactions.

            (a) Except as disclosed in Schedule 3.10, there is no indebtedness between the Company or any of its Subsidiaries, on the one hand, and any Member, Manager, officer, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company or the Subsidiaries, on the other hand, other than usual and customary advances made in the ordinary course of business;

            (b) No Member, Manager, officer, director or Affiliate of the Company or any of its Subsidiaries provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to the Company or any of its Subsidiaries;

            (c) Neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any Member, Manager, officer, director or Affiliate of the Company or any of its Subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

            (d) Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such Member, Manager, officer, director or Affiliate of the Company or any of its Subsidiaries; and

            (e) No Member, Manager, officer, director or Affiliate of the Company or any of its Subsidiaries has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

      3.11 Litigation.

            Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation ("Action") instituted, pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or its Subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

      3.12 Taxes.

            The Company and its Subsidiaries have timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and the Company and its Subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to the Company's Knowledge, against the Company or any Subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

      3.13 Insurance.

            Schedule 3.13 sets forth a list of all of the Company's key-man life insurance policies and other insurance policies material to the current and proposed business of the Company. The Company maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in full compliance with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Merger. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

      3.14 Compliance.

            Except as disclosed on Schedule 3.14, to the Company's and its Subsidiaries' Knowledge, the Company and its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's and its Subsidiaries' Knowledge, the Company and its Subsidiaries hold all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

      3.15 Contracts.

            Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by the Company and its Subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on Schedule
3.15 will be made available to Parent within ten (10) Business Days prior to the Closing. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither the Company or its Subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of the Company or any of its Subsidiaries under any Material Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of the Company.

      3.16 Labor Relations.

            Except as described on Schedule 3.16, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company or any of its Subsidiaries;
(ii) there are no unfair labor practice charges and/or complaints pending against the Company or any of its Subsidiaries before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no controversies pending or threatened between the Company and its Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

      3.17 Environmental Matters.

            Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by the Company and its Subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against the Company or its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the Company's or its Subsidiaries' respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries thereunder in connection with their respective businesses.

      3.18 Absence of Certain Changes or Events.

            Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since December 31, 2002, (i) there has been no change or development in, or effect on, the Company or any of its Subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) neither the Company nor any of its Subsidiaries any has paid any dividends or distributed any Assets to any Member,
(iv) neither the Company nor any of its Subsidiaries has acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) neither the Company nor any of its Subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither the Company nor any of its Subsidiaries has entered into any agreement to take any action described in clauses (i) through (v) above.

      3.19 Investment Intent.

            The Parent Shares being acquired by the Principal Interest Holder in connection with the Merger are being acquired for the Principal Interest Holder's own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Parent Shares. The Principal Interest Holder acknowledges and agrees that the Parent Shares have not been registered under the Securities Act or under any state securities laws, and that the Parent Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The Principal Interest Holder also acknowledges and agrees that neither the SEC nor any securities commission or other Governmental Authority has (a) approved the transfer of the Parent Shares or passed upon or endorsed the merits of the transfer of the Parent Shares, this Agreement or the Merger; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The Principal Interest Holder has such Knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Parent Shares, and the Principal Interest Holder has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Parent for legal or tax advice related to this investment.

      3.20 Brokers and Finders Fees.

            Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Merger for which the Company or any of its Subsidiaries has or could have any liability.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby make the following representations and warranties to the Company and the Principal Interest Holder:

      4.1 Organization and Qualification.

            Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Parent and Merger Sub are duly qualified as foreign corporations or other entities to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

      4.2 Authorization; Validity and Effect of Agreement.

            Parent  and  Merger  Sub  have the  requisite  corporate  power  and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger have been duly authorized by their respective Boards of Directors and all other necessary corporate action on the part of the Company and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      4.3 No Conflict; Required Filings and Consents.

            Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance by Parent or Merger Sub of their respective obligations hereunder, nor the consummation of the Merger, will: (i) conflict with Parent's Articles of Incorporation or Bylaws; (ii) conflict with Merger Sub's Certificate of Incorporation or Bylaws; (iii) violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of the properties or assets of Parent; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or Merger Sub, or result in the creation or imposition of any Lien upon any properties, assets or business of Parent or Merger Sub under, any Material Contract or any order, judgment or decree to which Parent is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii),
(iii) and (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

      4.4 Capitalization.

            (a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, no par value per share. There are currently 23,350,000 shares of Common Stock and warrants to acquire 325,000 shares of Common Stock issued and outstanding. There are currently no shares of preferred stock outstanding. All shares of capital stock of Parent outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

            (b) The authorized capital stock of Merger Sub consists solely of 900 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by Parent, and 100 shares of preferred stock, $.001 par value, none of which are outstanding. All shares of capital stock of Merger Sub outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

      4.5 SEC Reports and Financial Statements.

            Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of Parent as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

      4.6 Properties and Assets.

            Parent has good and marketable title to, valid leasehold interests in, or the legal right to use, and holds free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the most recent financial statements contained in the Parent SEC Documents, except for those sold or otherwise disposed of since the date of such financial statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All assets of Parent that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. There are no pending or, to Parent's knowledge, threatened condemnation proceedings relating to any of the real property used in conducting the business of Parent. None of the real property improvements (including leasehold improvements), equipment and other assets owned or used by Parent is subject to any commitment or other arrangement for their sale or use by any Affiliate of Parent, or by third parties.

      4.7 Intellectual Property.

            Parent owns, has a valid license to use, or otherwise possesses legally enforceable rights to use all intellectual property used in its business as currently conducted, except for any such failures to own, license or possess that would not have a Material Adverse Effect. Parent has not received any notice of infringement of or conflict with, and, to its Knowledge, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any of Parent's intellectual property.

      4.8 Litigation.

            There is no Action pending or threatened against Parent that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

      4.9 Taxes.

            Parent has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and Parent has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Parent's Knowledge, against Parent or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or
(ii) are being contested in good faith. There are no material Liens for Taxes upon Parent's assets.

      4.9 Insurance.

            Parent maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and Parent is in full compliance with the terms and conditions of such policies. Parent has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Merger. There is no claim by Parent pending under any of such policies as to which coverage has been questioned or denied.

      4.10 Compliance.

            To Parent's Knowledge, Parent is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Parent has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. To Parent's Knowledge, Parent holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

      4.11 Environmental Matters.

            Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, Parent (i) has obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Parent in connection with its business; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with its business; (iii) has not received notice of any part or present violations of Environmental Laws in connection with its business, or of any spill, release, event, incident, condition or action or failure to act in connection with its business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against Parent based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with Parent's business; and (iv) has taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Parent thereunder in connection with its business.

      4.12 Absence of Certain Changes.

            Since the date of the most recent financial statements contained in the Parent SEC Documents, (i) there has been no change or development in, or effect on, Parent that has or could reasonably be expected to have a Material Adverse Effect, (ii) Parent has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business, (iii) Parent has not paid any dividends or distributed any of its assets to any of its shareholders, (iv) Parent has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (v) Parent has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and (vi) Parent has not entered into any agreement to take any action described in clauses (i) through (v) above.

      4.13 Brokers and Finders.

            Except as described in Section 5.12, neither Parent or Merger Sub, nor any of their respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Merger for which Parent or Merger Sub has or could have any liability.

                                    ARTICLE V

                                CERTAIN COVENANTS

      5.1 Conduct of Business by the Company and its Subsidiaries.

            (a) Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Asset is bound, (iii) with the consent of Parent or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

            (b) Without limiting the generality of Section 5.1(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, neither the Company nor any of its Subsidiaries shall:

                  (i)  adopt  or  propose   any   change  in  their   respective
certificate  of  organization,   operating  agreement  or  other  constitutional
documents, except for changes which would not have Material Adverse Effect;

                  (ii) (A) issue,  authorize or sell any  membership  interests,
(B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any membership interests, (C) split, combine, reclassify or make any other change in their respective issued and outstanding membership interests, (D) redeem, purchase or otherwise acquire any of their respective membership interests, or (E) declare any dividend or make any distribution with respect to their membership interests;

                  (iii) (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                  (iv) (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

                  (v) (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv) enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                  (vi) make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in the Company's or any of its Subsidiaries' method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                  (vii) settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice;

      5.2 Access to Information.

            At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

      5.3 Confidentiality; No Solicitation.

            (a)  Confidentiality.  Each party  shall  hold,  and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Merger in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Merger (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of
Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

            (b) No Solicitation. Except as otherwise contemplated in this Agreement, neither the Company or any of its Subsidiaries, nor Parent or Merger Sub shall, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of, with respect to the Company and its Subsidiaries, all or a substantial part of the Assets, and with respect to Parent and Merger Sub, all or a substantial part of Parent's or Merger Sub's assets. Each party shall promptly notify the other parties if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

      5.4 Best Efforts; Consents.

            Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Merger, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Merger, (iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of Parent, Merger Sub and the Company shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Merger.

      5.5 Further Assurances.

            Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Merger, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in
Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

      5.6 Public Announcements.

            Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to Parent, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

      5.7 Notification of Certain Matters.

            Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

      5.8 Financial Statements.

            Within forty-five (45) days after the Closing, the Company shall deliver to Parent the Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act. The Company shall use its best efforts to have its accountant consent to Parent's use of and reliance on the Financial Statements as may be required in connection with any filings made by Parent under the United States federal securities laws.

      5.9 Prohibition on Trading in Parent Securities.

            The Company acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to Parent from purchasing or selling securities of Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the Company shall not purchase or sell any securities of Parent, or communicate such information to any other Person.

      5.10 Board of Directors.

            On or before the Closing, Parent shall take all necessary action to:
(i) obtain the resignation of Mark A. Bush as the sole director of Parent, and appoint Richard Schmidt to serve as the director of Parent, effective as of the Closing, and (ii) obtain the resignation of Mark A. Bush as the President, Treasurer and Secretary of Parent, and appoint Richard Schmidt to serve as the director of Parent, effective as of the Closing. Parent shall comply with and immediately take all actions, if any, required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.10, including mailing to its shareholders, the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Richard Schmidt to be appointed to the Parent's Board of Directors (the "Information Statement"). The Company will supply Parent with all information with respect to, and be solely responsible for all information with respect to, the Company, and its officers, directors, Manager and Affiliates required by such Section 14(f) and Rule 14f-1.

      5.11 Parent Post-Closing Conditions.

            After the Closing, Parent shall:

            (a) Call and convene a special meeting of its shareholders to seek approval by its shareholders to approve a four-for-one reverse stock split of the Parent's outstanding shares of Common Stock;

            (b) Call and convene a special meeting of its shareholders to seek approval by its shareholders of amendments to its Articles of Organization and Operating Agreement to change its name to a name to be decided upon by the Company; and

            (c) Make all necessary filings with the SEC to effectuate the same, including the filing of any proxy statement required under the Exchange Act.

      5.12 Advisory Fee.

            Upon and simultaneously with the consummation of the Merger, Parent shall pay an advisory fee to 1025 Investments, Inc. in accordance with the provisions of the form of advisory agreement attached hereto as Exhibit 5.12.

      5.13 Investment Letters.

            Prior to Closing, the Company shall deliver to Parent investment letters substantially in the form attached hereto as Exhibit 5.13 executed by each Member listed on Schedule 3.5(a).

      5.14 Transactions in Certain Parent Shares.

            For a period of one (1) year after the Closing Date, the Principal Interest Holder acknowledges and agrees that it shall not transfer any Parent Shares received by the Principal Interest Holder under this Agreement except pursuant to one or more purchase and sale transactions carried out in accordance with the provisions of Rule 144 of the Securities Act.

      5.15 Schedules.

            (a) Each of the parties hereto shall utilize its reasonable best efforts to produce all Schedules required of it under this Agreement prior to the execution hereof. In the event that any party has not produced all Schedules required to be produced by it hereunder prior to the execution of this Agreement, all such Schedules shall be produced by such party within ten (10) Business Days thereafter, but in no event shall such Schedules be delivered less than five (5) Business Days prior to the Closing. The Schedules produced subsequent to the execution of this Agreement shall be given such force and effect as though such Schedules were produced on the date of execution of this Agreement.

            (b) Notwithstanding the provisions of Section 5.15(a), the Company and its Subsidiaries shall produce the following Schedules prior to the execution hereof: Schedules 3.5(a), 3.5(b), 3.6 and 3.8.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      6.1 Conditions to Obligations of the Company and the Principal Interest Holder.

            The obligations of the Company and the Principal Interest Holder to consummate the Merger shall be subject to the fulfillment, or written waiver by the Company or the Principal Interest Holder, at or prior to the Closing, of each of the following conditions:

            (a) The representations and warranties of Parent and Merger Sub set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

            (b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub, respectively, on or prior to the Closing Date;

            (c) There shall be delivered to the Company an officer's certificate of each of Parent and Merger Sub to the effect that the conditions set forth in
Section 6.1(a) and (b) have been satisfied; and

            (d) Parent shall have delivered to the Company any certificates or agreements evidencing the Parent Shares in accordance with Section 2.2(b)(i) &
(ii).

      6.2 Conditions to Obligations of Parent and Merger Sub.

            The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment, or written waiver by Parent or Merger Sub, as the case may be, at or prior to the Closing of each of the following conditions:

            (a) The representations and warranties of the Company set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

            (b) The Company and the Principal Interest Holder shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by the Company or the Principal Interest Holder on or prior to the Closing Date;

            (c) There shall be delivered to Parent and Merger Sub a certificate of the Manager of the Company and the Principal Interest Holder to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

            (d) The Company shall have delivered to the Company any certificates or agreements evidencing the Member Shares in accordance with 2.2(a)(i) & (ii);

            (e) The Financial Statements and records of the Company shall be of such quality that, in the judgment of Parent, an audit of the Financial Statements can be completed within sixty (60) days after the Closing in accordance with applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act;

            (f) Parent and Merger Sub shall have completed a due diligence review of the business, operations, financial condition and prospects of the Company and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

            (g) The Members of the Company shall have approved the Merger in accordance with the GLLCA; and

            (h) Immediately prior to Closing, the aggregate number of Dissenting Member Shares shall not exceed five percent (5%) of the aggregate number of outstanding Member Shares.

      6.3 Other Conditions to Obligations of the Company, the Principal Interest Holder, Parent and Merger Sub.

      The obligations of the Company, the Principal Interest Holder, Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment, or written waiver by each of the Company, the Principal Interest Holder, Parent and Merger Sub, at or prior to the Closing, of each of the following conditions:

            (a) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured; and

            (b)  No  statute,   rule,   regulation,   executive  order,  decree,
preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Merger.

                                   ARTICLE VII

                                 INDEMNIFICATION

      7.1 Indemnification by the Company.

            For a period of one (1) year after the Closing Date, the Principal Interest Holder shall indemnify and hold harmless Parent and Merger Sub and their respective officers and directors (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Company or the Principal Interest Holder at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Company or the Principal Interest Holder, and (iii) any misrepresentation made by the Company or the Principal Interest Holder, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Company or the Principal Interest Holder pursuant hereto or in connection with the Merger.

      7.2 Indemnification Procedures for Third-Party Claim.

            (a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Parent shall give written notice ("Notice of Claim") of such claim or demand to the Principal Interest Holder, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by Parent in the performance of the foregoing shall reduce or otherwise affect the obligation of the Principal Interest Holder to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Principal Interest Holder's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

            (b) If the claim or demand set forth in the Notice of Claim given by Parent pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Principal Interest Holder shall have fifteen (15) days after the date on which Notice of Claim is given to notify Parent in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Principal Interest Holder elects to defend such third party claim or demand, Parent shall make available to the Principal Interest Holder and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Principal Interest Holder in the defense of, such third party claim or demand, and so long as the Principal Interest Holder is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Principal Interest Holder elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Principal Interest Holder of both the Principal Interest Holder and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Principal Interest Holder will pay the fees and expenses of such counsel. If the Principal Interest Holder does not elect to defend such third party claim or demand or do not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Principal Interest Holder's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Principal Interest Holder under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Principal Interest Holder, which consent shall not be unreasonably withheld or delayed.

            (c) The Company and the Principal Interest Holder, and Parent, Merger Sub and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

            (d) Except for third party claims being defended in good faith, the Principal Interest Holder shall satisfy its obligations under this Article VII in respect of a valid claim for indemnification hereunder that is not contested by the Company in good faith in cash within thirty (30) days after the date on which Notice of Claim is given.

      7.3 Indemnification Procedures for Non-Third Party Claims.

            In the event any Indemnified Party should have an indemnification claim against the Principal Interest Holder under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Principal Interest Holder in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Principal Interest Holder shall not relieve the Principal Interest Holder from any liability that it may have to such Indemnified Party, except to the extent that the Company has been actually prejudiced by such failure. If the Principal Interest Holder does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Principal Interest Holder disputes such claim, such claim specified by the Principal Interest Holder in such notice shall be conclusively deemed a liability of the Principal Interest Holder under this Article VII and the Principal Interest Holder shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Principal Interest Holder disputes its liability with respect to such claim in a timely manner, the Company and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to Section 9.11.

      7.4 Limitations on Indemnification.

            (a) In no event shall any claims for indemnification for which the Principal Interest Holder may be liable under this Article VII be payable out of any assets or other property of the Principal Interest Holder other than the Parent Shares received by the Principal Interest Holder pursuant hereto.

            (b) No claim for indemnification under this Article VII shall be asserted by, and no liability for such indemnify shall be enforced against, the Principal Interest Holder to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VII from the Principal Interest Holder, such Indemnified Party shall promptly repay to the Principal Interest Holder such amount recovered.

      7.5 Exclusive Remedy.

            The indemnification provisions of this Article VII (i) shall, in the case of the representatives and warranties of the Company and the Principal Interest Holder, be the exclusive remedy following the Closing with respect to breaches thereof, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, except with respect to the limitations set forth in subsection (i) above, and (iii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.

                                  ARTICLE VIII

                                   TERMINATION

      8.1 Termination.

            This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual consent of Parent, Merger Sub, the Company and the Principal Interest Holder;

            (b) by Parent, Merger Sub, the Company or the Principal Interest Holder if the Closing shall not have occurred on or before February 1, 2004 (the "Outside Date");

            (c) by Parent, Merger Sub, the Company or the Principal Interest Holder if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Merger and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

            (d) by Parent, Merger Sub, the Company or the Principal Interest Holder upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent, Merger Sub, the Company, or the Principal Interest Holder respectively.

            (e) by Parent upon written notice to the Company if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent; or

            (f) by the Company and the Principal Interest Holder upon written notice to Parent if any of the conditions to the Closing set forth in Section
6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company and the Principal Interest Holder.

      8.2 Procedure and Effect of Termination.

            In the event of termination  of this  Agreement  pursuant to Section
8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Merger shall be abandoned without any further action by the parties hereto; provided that, if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by Parent, Merger Sub, the Company or the Principal Interest Holder of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

            (a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Merger, whether obtained before or after the execution hereof; and

            (b) each party agrees that all Confidential Information received by Parent, Merger Sub, the Company or the Principal Interest Holder with respect to the other party, this Agreement or the Merger shall be kept confidential notwithstanding the termination of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Entire Agreement.

            This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supercede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      9.2 Amendment and Modifications.

            This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

      9.3 Extensions and Waivers.

            At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

      9.4 Successors and Assigns.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.5 Survival of Representations, Warranties and Covenants.

            The  representations  and warranties  contained herein shall survive the Closing and shall thereupon terminate eighteen (18) months from the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.9, 4.1, 4.2, 4.4 and 4.5 shall survive indefinitely, (ii) the representations contained in Section 3.12 and 4.9 shall survive until the expiration of the applicable statute of limitations with respect to the matter at issue, and (iii) the representations contained in Section 3.17 and 4.11 shall survive until the third anniversary of the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

      9.6 Headings; Definitions.

            The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

      9.7 Severability.

            If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

      9.8 Specific Performance.

            The parties  hereto  agree that in the event that any party fails to consummate the Merger in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

      9.9 Notices.

            All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

       If to the Company or Merger Sub:          with a copy to:

       c/o International Travel CD's, Inc.       Spector Gadon & Rosen, P.C.
       111 Presidential Boulevard                1635 Market Street, 7th Floor
       Suite 158A                                Philadelphia, PA  19103
       Bala Cynwyd, PA 19004                     Attention: Vincent A. Vietti,
       Attention:  President                                Esquire

       If to the Company:                        with a copy to:

       Stellar Venture Partners, LLC             Buker, Jones & Haley, P.C.
       Strand Executive Park                     South Terraces, Suite 170
       5633 Strand Boulevard, Suite 316          115 Perimeter Center Place
       Naples, Florida 34110                     Atlanta, Georgia 30346-1238
       Attention:  Richard Schmidt               Attention: Richard W. Jones

      9.10 Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the Colorado Business Corporation Act shall apply to the internal corporate governance of Parent or the GLLCA shall apply to the internal corporate governance of the Company.

      9.11 Arbitration.

            If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in the State of Florida. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

      9.12 Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

      9.13 Certain Definitions.

            As used herein:

            (a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

            (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Philadelphia, Pennsylvania;

            (c) "Confidential Information" shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by the Company, on the one hand, or Parent, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

            (d) "Encumbrances" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

            (e) "Environmental Law" shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety;

            (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

            (g) "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

            (h)  "Governmental  Authority"  shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

            (i)  "Intellectual  Property"  shall mean all of the  Company's  and
Subsidiaries': (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium);

            (j) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

            (k) "Liens" shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

            (l) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

            (m) "Material Contract" shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed, in the case of the Company, $10,000 individually or $25,000 in the aggregate, in the case of Parent, $25,000 individually or $50,000 in the aggregate;

            (n) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

            (o) "SEC" shall mean the Securities and Exchange Commission;

            (p) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

            (q) "Taxes" shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal Interest Holder have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                        INTERNATIONAL TRAVEL CD'S, INC.

                                        By: /s/ Mark A. Bush
                                           -------------------------------------
                                               Mark A. Bush
                                               President and Treasurer


                                        INTERNATIONAL TRAVEL CD'S ACQUISITION
                                          CORP.

                                        By: /s/ Mark A. Bush
                                           -------------------------------------
                                               Mark A. Bush
                                               President and Treasurer


                                        STELLAR VENTURE PARTNERS, LLC

                                        By: /s/ Richard A. Schmidt
                                           -------------------------------------
                                               Richard A. Schmidt
                                               Managing Member


                                        MAS SERVICES, INC.

                                        By: /s/ Richard A. Schmidt
                                           -------------------------------------
                                               Richard A. Schmidt
                                               President

                         Omitted Exhibits and Schedules

      The following exhibits to the Agreement and Plan of Merger have been omitted:

Exhibit            Exhibit Description

    A              Form of Advisory Agreement

    B              Form of Investment  Letter

Schedule           Schedule Description

     1             Members and Member Shares

     2             Subsidiaries and Capitalization

     3             Financial Statements

     4             Real Property

     5             Exceptions to Ownership of Intellectual Property

     6             Undisclosed Liabilities

     7             Litigation

     8             Insurance

     9             Exceptions to Compliance With Governmental   Authorities

     10            Material Contracts

     11            Labor Relations

     12            Certain Changes or Events

     13            Exceptions to Conduct of Business in Ordinary Course

      The Company agrees to furnish supplementally a copy of the foregoing omitted exhibits and schedules to the Securities and Exchange Commission upon request.